January 23, 2020

State Street Bank and Trust Company
Josiah Quincy Building
200 Newport Avenue
North Quincy, Massachusetts 02171
Location Code: JQB5
Attention: Russell M. Donohoe

Re: Transfer Agency and Service Agreement - New Portfolios
Ladies and Gentlemen:
Please be advised that the undersigned Trust has established two (2) new series of shares to be known as:
American Century ETF Trust - American Century Focused Dynamic Growth ETF
American Century ETF Trust - American Century Focused Large Cap Value ETF (the "New Portfolios').
In accordance with Section 12, the Additional Trusts and Portfolios provision, of the Transfer Agency and Service Agreement dated as of January 9, 2018, (the "Transfer Agent Agreement'') by and among each Trust party thereto and State Street Bank and Trust Company, the undersigned Trust hereby requests that your bank act as Transfer Agent for the respective New Portfolios under the terms of the Transfer Agent Agreement. In connection with such request, the undersigned Trust hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 4 of the Transfer Agent Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Transfer Agent Agreement.

Kindly indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Trust.
Sincerely,
American Century Investment Management, Inc. on behalf of
American Century ETF Trust - American Century Focused Dynamic Growth ETF
American Century ETF Trust - American Century Focused Large Cap Value ETF
By: /s/ Otis H. Cowan
Name: Otis H. Cowan
Title: Vice President, Duly Authorized
Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY
By: /s/ Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President

Effective Date: January 24, 2020